Exhibit 99.1

Venaxis Reports on Recent FDA Submission Activities
CASTLE ROCK, Colo., July 16, 2014 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance for and commercializing its CE Marked APPY1™ Test, a rapid, multi-analyte assay for aiding in identifying children, adolescent and young adult patients that are at low risk for appendicitis, updated on recent activities concerning its U. S. Food and Drug Administration (FDA) submission for the APPY1 Test that was filed in March 2014. The FDA has reviewed the submission, and provided Venaxis with questions and information requests on the submission.

Venaxis is compiling responses to the FDA's questions and their requests for additional data and information, as well as seeking clarification from the FDA on certain of its requests. Under the FDA's Submission Issue Meeting procedures, we expect a meeting in the upcoming weeks to discuss the items on which we seek clarification.

Steve Lundy, President and CEO of Venaxis, stated, "We are encouraged by the FDA's responsiveness to our filing and look forward to working collaboratively with the FDA to complete the review process."

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company's rapid, multi-analyte assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, a limited commercial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. ("Venaxis") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis' recent filings with the SEC, including its Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014.

Venaxis and APPY1 are trademarks of Venaxis, Inc.

Contact – Jed Mahan, jmahan@venaxis.com; (303) 794-2000 Ext. 255